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                                                                      Exhibit 99

News Release

Release Date:  April 19, 2002

Scientific-Atlanta Appoints Ernst & Young as Auditor

Scientific-Atlanta, Inc. (NYSE: SFA) today announced that its Board of Directors has appointed Ernst & Young LLP as the company's independent auditor for its 2002 fiscal year. Ernst & Young will replace Arthur Andersen LLP as the independent auditor for the company.

The appointment of Ernst & Young was made by the Board of Directors on the recommendation of its Audit Committee and concludes an extensive evaluation process.

"The board's decision to select Ernst & Young was influenced by the depth of that firm's experience and the quality of the audit team that will be dedicated to Scientific-Atlanta going forward," said Marion Antonini, Chairman of the company's Audit Committee.

The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles, practices or financial disclosure. "During its long tenure as the company's independent auditor, Arthur Andersen provided quality service and demonstrated a high level of professionalism," Antonini added.

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE:SFA) (http://www.scientificatlanta.com) is a leading supplier of transmission networks for broadband access to the home, digital interactive subscriber systems designed for video, high-speed Internet, and voice over IP (VoIP) networks, and worldwide customer service and support.

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For more information contact:

Tom Robey, Investor Relations 770-236-4608 770-236-4775 fax tom.robey@sciatl.com
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Scientific-Atlanta and the Scientific-Atlanta logo are registered trademarks of
Scientific-Atlanta, Inc.